UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report: December 20, 2024
(Date of earliest event reported)

ARROW FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

New York	0-12507	22-2448962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Glen Street	Glens Falls	New York	12801
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code:			518	745-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of each exchange on which registered
Common Stock, Par Value $1.00 per share	AROW	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act	☐

Item 8.01.     Other Events
Arrow Financial Corporation (“Arrow” or the “Company”) announces investment portfolio repositioning and 2024 fourth quarter expenses and charge-off related to its previously announced unification of its subsidiary banks

Investment Portfolio Repositioning

On December 20, 2024, Arrow completed an investment portfolio repositioning, selling approximately $75 million of lower-yielding available-for-sale investments with an average book yield of approximately 0.6% and weighted average remaining life of 1.3 years, recognizing a pre-tax loss on the sale of approximately $3.0 million. Proceeds from the sale have been redeployed into higher-yielding available-for-sale investments with an average book yield of approximately 4.4% and weighted average remaining life of 4.5 years. The expected earn-back period is approximately 1.1 years. Based on current market interest rates, the transaction is expected to improve Arrow's net interest income by approximately $2.7 million for 2025 and beyond, due to increased duration within the portfolio.

Year end regulatory capital ratios are not expected to be materially impacted as the new investments carry a lower risk weighting than the securities that were sold. Year end Tangible Common Equity and Tangible Book Value (both Non-GAAP measures) are not expected to be impacted.

Arrow expects the above transaction to be accretive to earnings, net interest margin and return on assets in future periods.

Unification Charges

As previously disclosed on Form 8-K dated July 22, 2024, Arrow received approval from the Office of the Comptroller of the Currency to combine its two subsidiary banks, Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company, into one bank that will be known as Arrow Bank National Association. The strategic unification simplifies the bank’s brand identity, strengthens its market presence and better positions the bank for future growth while maintaining the same local, personalized service that’s been its hallmark. The legal unification will be completed on December 31, 2024. Arrow's 2024 fourth quarter results will include approximately $0.5 million of professional and legal expenses as well as a $0.7 million charge-off related to branding items and signage as the company rolls out its new branding.

Forward Looking Statements
The information contained herein may contain statements that are not historical in nature but rather are based on management’s beliefs, assumptions, expectations, estimates and projections about the future. These statements may be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk. In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication. Factors that could cause or contribute to such differences include, but are not limited to, interest rate fluctuations, a deterioration of market conditions and the other risks described in the Company's Annual Report on Form 10-K for the year ended December 31, 2023 (the “2023 Form 10-K”). The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events. All forward-looking statements, express or implied, included in this Report and the documents incorporated by reference and that are attributable to Arrow are expressly qualified in their entirety by this cautionary statement. This filing should be read in conjunction with the Company’s 2023 Form 10-K and other filings with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARROW FINANCIAL CORPORATION
Registrant

Date:	December 26, 2024	/s/ Penko Ivanov
Penko Ivanov
Chief Financial Officer